UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2008 (March 12, 2008)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c) Hiring of New CEO and CEO Employment Agreement

On March 12, 2008, the Board of Directors (the "Board") of the Registrant announced the appointment of Mr. David P. Holveck to the position of President and Chief Executive Officer of the Registrant and its wholly owned subsidiary, Endo Pharmaceuticals Inc., effective April 1, 2008.  Mr. Holveck will also be appointed to the Board effective April 1, 2008.

Mr. Holveck, age 62, is currently Corporate Vice President, Corporate Development, for Johnson & Johnson, a position he has held since March 2004.  He has also served as President of the Johnson & Johnson Development Corporation since March 2003.  Prior to that, he served as President and Chief Operating Officer of Centocor, Inc. since 1992.

In connection with Mr. Holveck's appointment as President and Chief Executive Officer, he has entered into an executive employment agreement (the "Agreement") with the Registrant, effective as of April 1, 2008.

The initial term of the Agreement is three years and renews automatically for one-year periods unless 120 days’ notice of nonrenewal is given.  Under the Agreement, Mr. Holveck is entitled to base salary of $800,000 and an annual cash performance bonus with a target of 80% of salary and a maximum bonus of 200% of salary.  Mr. Holveck will receive an initial grant of restricted stock units worth $1,125,000 on April 1, 2008 with approximately 86% vesting on the third anniversary of grant and approximately 14% vesting on the fourth anniversary of grant.  Mr. Holveck will also receive an initial grant of stock options valued at $1,875,000 on April 1, 2008, vesting ratably over 4 years.  The vesting of the equity awards accelerates on Mr. Holveck’s death, disability, termination without cause or for good reason, or upon a change in control of the Registrant.

Mr. Holveck is entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation on same basis as other senior executives.

The Agreement provides that on termination without cause or for good reason, Mr. Holveck will be entitled to a prorated bonus for year of termination (based on actual results), severance in an amount equal to two times the sum of his base salary and target bonus, and continuation of medical and life insurance benefits for the same period.  Receipt of this severance is conditioned on Mr. Holveck’s release of claims against the Registrant. Mr. Holveck is also entitled to a "gross up" to cover any excise tax that he may owe as a result of any change in control payments that would constitute "excess parachute payments" under Sections 280G and 4999 of the Internal Revenue Code.  Payments upon death or disability include a prorated bonus for the year of termination (based on actual results), and, in the event of disability, 24 months of salary continuation offset by disability benefits.

The Agreement also contains covenants not to solicit for 24 months, not to compete for 18 months, nondisparagement, and cooperation in any investigations and litigation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing the appointment of Mr. Holveck is also filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.30	Executive Employment Agreement between Endo Pharmaceuticals Holdings Inc. and David Holveck, dated as of April 1, 2008
99.1	Press Release of the Registrant dated March 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ Caroline B. Manogue
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated:  March 12, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
10.30	Executive Employment Agreement between Endo Pharmaceuticals Holdings Inc. and David Holveck, dated as of April 1, 2008
99.1	Press Release of the Registrant dated March 12, 2008